Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Effective August 1, 2014, Sinclair Broadcast Group, Inc (the “Company” or “SBG”) completed the previously announced acquisition of Perpetual Corporation and the equity interest of Charleston Television, LLC, (together the “Allbritton Companies” or “Combined Perpetual Corporation”). The Allbritton Companies owned and operated nine television stations in the following seven markets, all of which were affiliated with ABC: Washington, DC; Birmingham, AL; Harrisburg, PA; Little Rock / Pine Bluff, AR; Tulsa, OK; Roanoke / Lynchburg, VA; and Charleston, SC. Also included in the purchase was NewsChannel 8, a 24-hour cable/satellite news network covering the Washington, D.C. metropolitan area.  In conjunction with the acquisition, we sold the acquired assets of WHTM in Harrisburg, PA to Media General Operating, Inc. effective September 1, 2014.

The Company paid Allbritton $985.0 million, plus a working capital adjustment of $50.2 million. The Company financed the total purchase price with proceeds from the issuance of 5.625% senior unsecured notes, a draw on our bank credit facility, and cash on hand.

The unaudited pro forma condensed combined statement of operations is presented as if the acquisition had occurred on January 1, 2014 and was derived from the Company’s and the Allbritton Companies’ historical consolidated financial statements as adjusted for the acquisition and related financing. The unaudited pro forma condensed combined statement of operations is presented for illustrative purposes only and is not indicative of either future results of operations or results that might have been achieved if the acquisition was consummated as of January 1, 2014.  The unaudited pro forma condensed combined statement of operations and accompanying notes should be read in conjunction with the Company’s audited historical financial statements which are included in its Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2015, the audited historical combined financial statements of the Allbritton Companies as of and for the year ended September 30, 2013 and the unaudited combined financial statements of the Allbritton Companies as of and for the nine months ended June 30, 2014, included as Exhibit 99.1 and Exhibit 99.2, respectively, to the Current Report on Form 8-K/A, filed with the SEC on October 16, 2014.

The unaudited pro forma condensed combined statement of operations does not include the effects of non-recurring income statement impacts from the acquisition or the related financing of the acquisition. Additionally, the unaudited pro forma condensed combined statement of operations does not include any adjustments for expected future incremental operating income as a result of synergies, which the Company expects will be significant.

The unaudited pro forma condensed combined statement of operations is based upon currently available information and assumptions and estimates which the Company believes are reasonable. These assumptions and estimates, however, are subject to change. The Company’s management believes that all adjustments have been made that are necessary to fairly present the pro forma information.

SINCLAIR BROADCAST GROUP, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

(Unaudited) (in thousands)

	Year ended December 31, 2014	Six months ended June 30, 2014	One month ended July 31, 2014
	SBG Historical (as reported)	Allbritton Historical (See Note 1)	Allbritton Historical (See Note 1)	Pro Forma Adjustments		Total Pro Forma Combined
REVENUES:
Station broadcast revenues, net of agency commissions	$1,782,726	$109,728	$16,604	$(14,968)	(A)	$1,894,090
Revenues realized from station barter arrangements	122,262	2,537	423	(216)	(A)	125,006
Other operating divisions revenues	71,570	—	—	—		71,570
Total revenues	1,976,558	112,265	17,027	(15,184)		2,090,666

OPERATING EXPENSES:
Station production expenses	577,013	36,087	6,993	(5,789)	(A)	614,304
Station selling, general and administrative expenses	370,606	24,804	4,699	(2,846)	(A)	397,263
Expenses recognized from station barter arrangements	107,716	2,537	423	(216)	(A)	110,460
Amortization of program contract costs and net realizable value adjustments	106,629	3,977	655	(370)	(A)	110,891
Other operating divisions expenses	58,903	—	—	—		58,903
Depreciation of property and equipment	103,291	3,216	505	1,409	(B)	108,421
Corporate general and administrative expenses	69,413	5,619	3,989	(9,103)	(C)	69,918
Amortization of definite-lived intangible assets	125,496	—	—	22,686	(B)	148,182
Gain on asset dispositions	(37,160)	—	—	—		(37,160)
Total operating expenses	1,481,907	76,240	17,264	5,771		1,581,182
Operating income	494,651	36,025	(237)	(20,955)		509,484
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(174,862)	(18,547)	(3,105)	(5,327)	(D)	(201,841)
Other expense, net	(7,242)	(717)	(26,489)	27,206	(E)	(7,242)
Total other expense	(182,104)	(19,264)	(29,594)	21,879		(209,083)
Income (loss) before provision for income taxes	312,547	16,761	(29,831)	924		300,401
INCOME TAX (PROVISION) BENEFIT	(97,432)	(6,620)	11,783	(730)	(F)	(92,999)
Net income (loss) from continuing operations	215,115	10,141	(18,048)	194		207,402
Net income attributable to the noncontrolling interests	(2,836)	—	—	—		(2,836)
Net income (loss) attributable to Sinclair Broadcast Group	212,279	10,141	(18,048)	194		204,566
Basic earnings per share from continuing operations	$2.19					$2.11
Diluted earnings per share from continuing operations	$2.17					$2.09
Weighted average common shares outstanding	97,114					97,114
Weighted average common and common equivalent shares outstanding	97,819					97,819

See accompanying notes to the unaudited condensed combined statement of operations

NOTES TO THE PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(1)         BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined statement of operations and explanatory notes give effect to the combination of the Company and the Allbritton Companies as if the acquisition has occurred on January 1, 2014.  The acquisition has been accounted for under the acquisition method of accounting which requires the total purchase price to be allocated to the assets acquired and liabilities assumed based on their estimated fair values.  The excess purchase price over the amounts assigned to tangible and intangible assets acquired and liabilities assumed is recognized as goodwill.

The unaudited pro forma condensed combined statement of operations is based on the historical financial statements of the Company and the Allbritton Companies after giving effect to the acquisition, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statement of operations.  The unaudited pro forma condensed combined statement of operations is presented for illustrative purposes only and is not indicative of either future results of operations or results that might have been achieved if the acquisition was consummated as of January 1, 2014.  This information should be read in conjunction with the accompanying notes to the Company’s audited historical financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2015, the audited historical combined financial statements of the Allbritton Companies as of and for the year ended September 30, 2013 and the unaudited combined financial statements of the Allbritton Companies as of and for the nine months ended June 30, 2014, included as Exhibit 99.1 and Exhibit 99.2, respectively, to the Current Report on Form 8-K/A, filed with the SEC on October 16, 2014.

The historical results of the Allbritton Companies in the unaudited condensed combined pro forma statement of operations consists of the seven month period from January 1, 2014 through July 31, 2014.  The fiscal year of the Allbritton Companies ended September 30, which differs from SBG’s calendar fiscal year. The historical results of the Allbritton Companies in the unaudited condensed combined pro forma statement of operations have been presented on a calendar year basis, consistent with SBG’s fiscal year, due to the cyclicality of political advertising revenues.

Certain reclassifications have been made to the historical presentation of the Allbritton financial statements to conform to the presentation used in the Company’s condensed consolidated financial statements and the unaudited pro forma financial information.

(2) PRELIMINARY PURCHASE PRICE ALLOCATION

The following table summarizes the preliminary purchase price for the acquisition of the Allbritton Companies (in thousands):

Aggregate cash purchase price for the acquisition	$985,000
Estimated net working capital adjustment	50,237
Total estimated purchase price	$1,035,237

The purchase price is preliminary and is subject to adjustment based upon the difference between the estimated net working capital to be transferred and the actual amount of net working capital transferred on the date of closing.  The initial purchase price has been allocated to the acquired assets and assumed liabilities based on estimated fair values.  The purchase price allocation is preliminary pending a final determination of the fair values of the assets and liabilities.  The allocated fair value of acquired assets and assumed liabilities is summarized as follows (in thousands):

Accounts receivable	$38,542
Prepaid expenses and other current assets	19,890
Program contract costs	1,204
Property and equipment	46,600
Broadcast licenses	13,700
Definite-lived intangible assets	564,100
Other assets	20,352
Assets held for sale	83,200
Accounts payable and accrued liabilities	(8,351)
Program contracts payable	(1,140)
Deferred tax liability	(261,393)
Other long term liabilities	(17,025)
Fair value of identifiable net assets acquired	499,679
Goodwill	535,558
Total	$1,035,237

The preliminary allocation presented above is based upon management’s estimate of the fair values using valuation techniques including income, cost and market approaches.  In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates, and estimated discount rates.  The amount allocated to definite-lived intangible assets represents the estimated fair values of network affiliations of $356.9 million, the decaying advertiser base of $38.5 million, and other intangible assets of $168.7 million.  These intangible assets will be amortized over the estimated remaining useful lives of 15 years for network affiliations, 10 years for the decaying advertiser base and a weighted average life of 15 years for the other intangible assets.  Acquired property and equipment will be depreciated on a straight-line basis over the respective estimated remaining useful lives.  Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and noncontractual relationships, as well as expected future synergies.  The Company expects that there will be no goodwill that will be deductible for tax purposes.  The initial purchase price allocation is based upon all information available to us at the present time and is subject to change, and such changes could be material.

(3) PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined statement of operations reflecting the acquisition of the Allbritton Companies includes the adjustments attributed to the acquisition of the Allbritton Companies and additional borrowings used to finance the acquisition which consisted of $550.0 million of new 5.625% Senior Unsecured Notes and $400.0 million of incremental Term Loan B issued under the bank credit facility.

The unaudited pro forma condensed combined statement of operations does not include any costs that may result from acquisition and integration activities.  The unaudited pro forma condensed combined statement of operations does not include any adjustments for expected future incremental operating income as a result of synergies, which the Company expects will be significant.

The pro forma adjustments in the unaudited pro forma condensed combined statement of operations related to the acquisition of the Allbritton Companies and the related acquisition financing as of January 1, 2014 are as follows:

(A)             The Allbritton historical financial statement amounts included balances related to WHTM, a station in Harrisburgh, PA that was acquired as part of the transaction, and was subsequently sold to Media General effective September 1, 2014 for $83.2 million.  The purchase price allocation, as disclosed under Note 2, reflects the fair values of assets and liabilities of WHTM as assets held for sale.  The historical operating results of WHTM have been excluded from the respective pro forma condensed combined statement of operations as pro forma adjustments.

(B)             The pro forma adjustments include the difference in depreciation of property and equipment and amortization of definite-lived intangible assets related to the fair value step-up of these acquired assets.  The total pro forma depreciation of property and equipment and amortization of definite-lived intangible assets related to the Allbritton Companies for the year ended December 31, 2014 was $27.8 million.

(C)             The pro forma adjustments include the reversal of certain acquisition-related costs reflected in the historical financial statements for the year ended December 31, 2014 that are directly related to the acquisition and are non-recurring in nature.  The total of these costs related to the Allbritton acquisition that are included within the Sinclair historical financial statements for the year ended December 31, 2014 was $3.6 million.  The total of these costs related to the Allbritton acquisition that are included within the Allbritton historical financial statements for the year ended December 31, 2014 was $5.5 million.

(D)             The pro forma adjustments reflect the additional interest expense, including the amortization of additional deferred financing costs, related to the issuance of the $550.0 million 5.625% Senior Unsecured Notes and $400.0 million draw under the incremental term loan B loans under the bank credit facility.  The additional interest expense for the variable rate term loans was calculated based on the interest rates in effect during the pro forma period presented.  The weighted average interest rate applied to the incremental term loan B was 3.51% for the year ended December 31, 2014.  A one-eighth percent increase or decrease in interest rates, related to the incremental variable rate debt, would have increased or decreased cash interest expense by $0.2 million for the year ended December 31, 2014.

(E)              The pro forma adjustment represents the reversal of the loss on extinguishment of debt presented within the Allbritton historical financial statements that is directly related to the transaction and is non-recurring in nature.

(F)               The Company applied the statutory tax rate in effect for the year ended December 31, 2014 of 37.5% to the pro forma adjustments.  The pro forma provision for income taxes does not necessarily reflect the amounts that would have resulted had the Allbritton Companies and the Company filed consolidated returns for the periods presented.